Exhibit 9
Form 10-KSB
Mountain Oil, Inc.
                       MOUNTAIN OIL, INC.
                 NOTICE OF GRANT OF STOCK OPTION

      Notice is hereby given of the following stock option  grant
(the "Option") to purchase shares of the Common Stock of Mountain
Oil, Inc. (the "Company"):

Optionee:           Craig Phillips
                    ________________________
                    ________________________

Grant Date:              1-15-200

Expiration Date:         1-15-2010

Exercise Price:          $1.10 per share

Number of Option Shares: 25,000

Type of Option:          XX    Incentive Stock Option

                           Non-Statutory Option

Exercise Schedule: The Option shall become exercisable for one hundred percent (100 %) of the Option Shares immediately.

      Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and condition of the Company's Long-Term Stock Incentive Plan adopted by the Board of Directors on January 15, 2000 (the "Plan"). Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. The Company shall provide to Optionee a copy of the Plan upon written request to the Company.

Dated:  January 15, 2000

Mountain Oil, Inc.                      Optionee

By:_________________________________
Signature:___________________________

Title:________________________________
Name:______________________________

                              E-31

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